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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


                        Date of Report: February 24, 2005

                          Commission File No. 001-13783

                      INTEGRATED ELECTRICAL SERVICES, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                    76-0542208
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)


                              1800 West Loop South
                                    Suite 500
                              Houston, Texas 77027
               (Address of principal executive offices) (zip code)

       Registrant's telephone number, including area code: (713) 860-1500


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 2.03  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

         On February 24, 2005, Integrated Electrical Services, Inc. (the "Company") sold $14 million in principal amount of its Series B 6.5% Senior Convertible Notes due 2014 (the "Notes"), pursuant to separate option exercises by the holders of the $36 million aggregate principal amount of Notes issued by the Company in an initial private placement on November 24, 2004. The transaction was exempt from registration pursuant to the exemption found in
Section 4(2) of the Securities Act of 1933, relating to transactions by an issuer not constituting a public offering. The Notes were sold at 100% of their principal amount. The press release announcing the sale of the $14 million in aggregate principal amount of the Notes is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein in its entirety.

         The Notes are governed by an indenture dated November 24, 2005 (the "Indenture"). Pursuant to the Indenture, the Notes require payment of interest semi-annually in arrears on May 1 and November 1 of each year at an annual rate of 6.5%, have a stated maturity of November 1, 2014, are guaranteed on a senior unsecured basis by the Company's significant domestic subsidiaries (the "Guarantors") and are convertible at the option of holders of the Notes into shares of the Company's common stock at a conversion price of $3.25 per share, subject to adjustment, or into cash at the Company's election.

         Under the Indenture, the Notes may be redeemed, in whole or in part, at the option of the Company on or after November 1, 2008 so long as the last reported trading price of the Company's common stock has exceeded 150% of the conversion price then in effect for at least 20 trading days in the 30 consecutive trading days ending on the day prior to the date on which the Company delivers notice of redemption. The Notes may be redeemed for cash at a redemption price equal to the principal amount of the Notes redeemed plus accrued and unpaid interest and liquidated damages, if any. Upon redemption, holders of redeemed Notes will also be entitled to a redemption premium equal to the net present value of remaining scheduled interest payments through the date of maturity (a "Redemption Premium"). Following a redemption notice, holders of Notes who elect to convert their Notes prior to the date of redemption will also receive a Redemption Premium.

         Holders of the Notes have the right, pursuant to the Indenture, to require the Company to purchase all or any portion of the Notes upon the delisting of the Company's common stock, certain changes in control of the Company, the sale of substantially all of the assets of the Company or the Company's liquidation or bankruptcy (any of the foregoing, a "Fundamental Change") or at any time on or after November 1, 2008, in each case at a purchase price equal to 100% of the Notes to be repurchased plus any accrued and unpaid interest and liquidated damages, if any. The Company may elect to pay any such purchase price in cash, shares of Company common stock, subject to certain limitations, or a combination thereof. Holders of Notes who elect to convert their Notes within the period beginning fifteen days prior to and ending fifteen days after the effective date of a Fundamental Change will receive a make-whole premium in addition to shares or cash delivered in satisfaction of the Company's conversion obligation.

         The Trustee or the holders of at least 25% in aggregate principal amount of the Notes may declare the principal amount of the Notes, together with accrued and unpaid interest and liquidated damages, if any, to be immediately due and payable upon the occurrence of an event of default, including the Company's and, in certain circumstances, the Guarantors': (i) failure to pay principal on any Note when due at maturity, or failure to pay the redemption price when due, (ii) failure to pay interest on the Notes, (iii) failure to comply with the covenants or warranties relating to the Notes, (iv) failure to deliver shares of common stock when required to do so upon conversion of any Notes, (v) failure to give proper notice of a Fundamental Change, (vi) default with respect to other indebtedness that results in acceleration of an amount in excess of $25 million, (vii) failure to pay final judgments in excess of $25 million or (viii) bankruptcy, insolvency or reorganization. The description of the Notes set forth in this Item 3.02 is qualified in its entirety by reference to the terms of the Indenture itself, a copy of which is filed as Exhibit 10.1 to the Company's Current Report on Form 8-K filed December 1, 2004.


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ITEM 3.02  UNREGISTERED SALES OF EQUITY SECURITIES

         The information disclosed under Item 2.03 of this Current Report on Form 8-K with respect to the unregistered sale of the $14 million in aggregate principal amount of the Notes, and the terms of conversion of such Notes, is incorporated into this Item 3.02 in its entirety.


ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

           (c)    Exhibits

                  99.1     Press release dated February 24, 2005.



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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        INTEGRATED ELECTRICAL SERVICES, INC.



                                        By: /s/ David A. Miller
                                            -----------------------------------
                                                David A. Miller
                                                Chief Financial Officer

Dated: March 2, 2004



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                                 EXHIBIT INDEX


                  99.1     Press release dated February 24, 2005.